SCHEDULE 14C INFORMATION

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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GuideStone Funds

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GUIDESTONE FUNDS

Inflation Protected Bond Fund

2401 Cedar Springs Road

Dallas, Texas 75201-1498

INFORMATION STATEMENT

January [10], 2018

Dear Shareholder:

The enclosed Information Statement discusses actions that have been taken with respect to the Inflation Protected Bond Fund, a series of GuideStone Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) and GuideStone Financial Resources of the Southern Baptist Convention, as the majority shareholder of the Trust, have approved a Plan of Liquidation and Termination for the Inflation Protected Bond Fund.

We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please call 1-888-GS-FUNDS (1-888-473-8637), and we will be glad to assist you. Thank you for your continued support of GuideStone Funds.

Very truly yours,
/s/ John R. Jones President

GUIDESTONE FUNDS

Inflation Protected Bond Fund

2401 Cedar Springs Road

Dallas, Texas 75201-1498

INFORMATION STATEMENT

Important Notice Regarding the

Availability of Information Statement

The Information Statement is available at GuideStoneFunds.com/Funds/Disclosures

January [10], 2018

This document is an Information Statement for shareholders of the Inflation Protected Bond Fund (the “Fund”), a series of GuideStone Funds (the “Trust”). GuideStone Capital Management, LLC (the “Adviser”) serves as the investment adviser to the Fund and is located at 2401 Cedar Springs Road, Dallas, Texas 75201-1498. The Fund’s principal underwriter is Foreside Funds Distributors LLC, whose principal office is located at 400 Berwyn Park, 899 Cassatt Road, Suite 110, Berwyn, Pennsylvania 19312. BNY Mellon Investment Servicing (US) Inc. serves as the Fund’s transfer agent and is located at 760 Moore Road, King of Prussia, Pennsylvania 19406. The Northern Trust Company serves as the Fund’s administrator and fund accounting agent and is located at 50 South LaSalle Street, Chicago, Illinois 60603. This Information Statement will be mailed on or about January [10], 2018 to the shareholders of record of each Fund as of December 15, 2017 (the “Record Date”).

This Information Statement is provided solely for information purposes. This is not a proxy statement. We are not asking you for a proxy, and you are requested not to send us a proxy.

The Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), unanimously approved the Plan of Liquidation and Termination for the Fund (the “Plan”), to be effective on or about February 9, 2018. In addition, the Trust has obtained the written consent of GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”) to approve the Plan. As disclosed in the Trust’s prospectus, GuideStone Financial Resources at all times directly or indirectly controls the vote of at least 60% of the outstanding shares of the Trust. The Trust will refuse to accept any investment that would result in a change of such control. This means that GuideStone Financial Resources, which is an affiliate of the Adviser, generally controls the vote on any matter that requires shareholder approval. Therefore, in accordance with the Trust’s governing documents, the liquidation of the Fund will have been approved by shareholders.

The Fund will bear the expenses incurred in connection with preparing this Information Statement. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain a copy of the Trust’s annual report to shareholders and the most recent semi-annual report, free of charge, by writing to the Trust at 2401 Cedar Springs Road, Dallas, Texas 75201-1498, by calling toll free at 1-888-GS-FUNDS (1-888-473-8637) or by going to our website at GuideStoneFunds.com.

As of the Record Date, there were issued and outstanding 12,048,570.393 shares of the Institutional Class of the Fund and 5,256,195.921 shares of the Investor Class of the Fund. Appendix A lists the shareholders who owned beneficially or of record more than 5% of the shares of each class of the Fund as of the Record Date. To the knowledge of the Adviser, executive officers and Trustees of the Trust, as a group, owned less than 1% of the outstanding shares of each class of the Fund as of the Record Date.

I.	Inflation Protected Bond Fund: Approval of Plan of Liquidation and Termination

A.	Overview

At a meeting of the Board held on November 9, 2017, the Board, including a majority of the Independent Trustees, unanimously approved the Plan, to be effective on or about February 9, 2018. Pursuant to Article VI, Section 1 and Article XI, Section 4 of the Trust’s Amended and Restated Trust Instrument (“Trust Instrument”), shareholder approval, by vote of the majority of the outstanding shares of the Fund, is required to terminate and liquidate the Fund. GuideStone Financial Resources, as the majority shareholder of the Trust and the Fund, has approved by written consent the Plan, a copy of which is included in Appendix B.

B.	Reasons for the Liquidation and Termination

The Fund invests mainly (at least, and typically more than, 80% of its net assets, plus borrowings for investment purposes, if any) in inflation-indexed debt securities issued by U.S. and foreign governments and their agencies and instrumentalities. The Fund uses an investment sub-adviser to manage its assets. The Adviser reviews the sub-adviser’s performance and makes recommendations to the Board regarding changes to the sub-adviser(s) selected. In connection with the liquidation, the Fund will depart from its stated investment objective, and may begin to do so immediately, as it begins to convert all portfolio securities to cash or cash equivalents in preparation for the final distribution(s) to shareholders.

The Adviser recommended to the Board that the Fund be liquidated and terminated. Among other things, the Adviser provided the Board with information regarding the (1) ability of the Fund to operate in an economically viable manner, (2) demand for the Fund by direct investors, and (3) demand for the Fund as a component of the Trust’s real assets strategies. The Adviser explained that demand for the Fund is modest and expected to weaken, and consequently, due to the projected small asset size, it was expected that it would not be practicable to operate the Fund in an economically viable manner over the long term.

The Adviser stated that, given the above factors, it did not believe that it was prudent to continue to dedicate resources to the Fund. Additionally, the Adviser informed the Board that, if the liquidation was approved, it would continue its practice of monitoring the activity within the Fund daily in order to ensure sufficient liquidity to cover redemption requests and Fund expenses and it would move the Fund into an all cash or cash equivalent position prior to the liquidation.

After considering this and other information, the Board determined that it would be in the best interests of the Fund and its shareholders to liquidate and terminate the Fund. The Trust filed a supplement to its registration statement on November 13, 2017, notifying shareholders of the liquidation and termination of the Fund.

C.	Description of the Plan and Related Transactions

The Board and GuideStone Financial Resources, the majority shareholder, have approved the Plan, which is summarized below. Terms not otherwise defined below shall have the same meaning as defined in the Plan. This summary is qualified in its entirety by reference to the Plan.

1.

The Fund shall be liquidated in accordance with section 331 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be terminated, and its affairs shall be wound up, on or about February 9, 2018, or another date the Trust’s officers, with the advice of counsel, may determine (“Liquidation Date”);

2.	Following the Liquidation Date, all powers of the Trustees under the Trust Instrument and the Trust’s by-laws shall continue with respect to the Fund;

3.

The appropriate persons shall be authorized to (a) file with the SEC any supplement and/or regulatory filing in connection with the implementation of the Plan, (b) file for and obtain any necessary tax clearance certificates and/or other documents required from the State of Delaware and any other applicable governmental authority for the Fund, and (c) timely file any other documents required by any such authority, including Internal Revenue Service Form 966;

4.

By the Liquidation Date, the Fund shall (a) sell all its assets for cash, convert them to cash equivalents or permit them to mature, and pay, or make reasonable provision to pay, all its existing liabilities, debts, and obligations, including necessary expenses of its liquidation and termination, and (b) obtain such releases, indemnities, and refunding and other agreements as the Board deems necessary for its protection;

5.

On the Liquidation Date, each shareholder’s interest in the Fund shall be fixed, the Fund’s books shall be closed, and the Fund shall distribute its remaining assets, in cash or cash equivalents (provided that, if necessary in the judgment of the Trust’s officers, a second distribution in cash or cash equivalents shall be made for the Fund as soon as reasonably practicable thereafter) to its shareholders of record as of the close of business on the Liquidation Date (each, a “Shareholder”) in redemption and cancellation of their Fund shares. The amount of the liquidating distribution(s) to each Shareholder shall be in proportion to the number of Fund shares held thereby on the Liquidation Date;

6.

Following the Liquidation Date, if the Fund receives any cash or becomes entitled to receive any other asset(s) that can be converted to cash -- which the Treasurer of the Trust shall so convert as soon as practicable after receipt -- that it had not previously recorded on its books, all such cash shall be disbursed pro rata to the shareholders of record of the Fund as of the Liquidation Date; provided, however, that the Fund shall not be required to disburse to its shareholders of record as of the Liquidation Date any cash that the Treasurer of the Trust determines to be de minimis after taking into account all expenses associated with effecting the disbursement thereof. Any such cash determined to be de minimis shall be, at the discretion of the Treasurer of the Trust, either: (i) distributed proportionately among the remaining series of the Trust based on the net assets of each series as of the close of business on a date specified by the Treasurer of the Trust; or (ii) donated to a charitable organization, to the extent consistent with applicable law, rule or regulation;

7.

The Board may authorize variations from, or amendments to, the provisions of the Plan (other than the terms of the liquidating distribution(s)) that it deems necessary or appropriate to effect such distribution(s) and the Fund’s liquidation and termination; and

8.	The Fund shall bear the expenses incurred in connection with carrying out the Plan, including the cost of liquidating its assets and terminating its existence.

Shareholders may exchange shares of the Fund at net asset value at any time prior to the Liquidation Date for shares of the same class of another GuideStone Fund in accordance with the terms of the Fund’s prospectus. Alternatively, shareholders may redeem shares of the Fund at any time prior to the Liquidation Date. The Fund will distribute cash or cash equivalents pro rata to all remaining shareholders who have not previously exchanged or redeemed all of their shares on or about the Liquidation Date. Shareholders remaining in the Fund just prior to the Liquidation Date may bear increased transaction costs incurred in connection with the disposition of the Fund’s portfolio holdings.

As soon as practicable after the distribution of all of the Fund’s assets in complete liquidation, the Trust’s officers will close the Fund’s books and prepare and file, in a timely manner, any and all required income tax returns of the Fund and other documents and instruments. The Fund will be terminated in accordance with the applicable provisions of Delaware law and the Trust Instrument.

D.	Federal Income Tax Consequences to Shareholders

General. The following is a summary of certain federal income tax considerations generally relevant to the Fund and its shareholders in connection with its liquidation. It is generally applicable to shareholders who are individual U.S. citizens and does not address (1) particular federal income tax consequences that may apply to other shareholders, such as corporations, trusts, estates, tax-exempt organizations or non-resident aliens, or (2) state and local tax consequences. No attempt is made to present a detailed explanation of the federal income tax treatment of the Fund or its shareholders, and the discussion here is not intended as a substitute for careful tax planning. Shareholders are urged to consult their tax advisers with specific reference to their own tax situations.

The following summary is based on provisions of the Code and the Treasury regulations promulgated thereunder and judicial decisions and administrative pronouncements publicly available by the date of this Information Statement. New legislation, as well as regulatory and/or administrative changes or court decisions, may significantly change the conclusions expressed herein, possibly with retroactive effect.

Treatment as a Regulated Investment Company. The Fund currently qualifies, and intends to continue to qualify through the end of the Liquidation Date, for treatment as a “regulated investment company” under the Code, so that it will not be required to pay federal income tax on any investment company taxable income or net capital gain (the excess of net long-term capital gain over net short-term capital loss) it distributes to its shareholders. In the unlikely event the Fund fails to continue to so qualify, it would be subject to federal income tax on its taxable income and net capital gain without being able to deduct the distributions it makes to its shareholders.

Redemption or Exchange of Fund Shares. If you redeem or exchange your Fund shares before the Liquidation Date, the transaction will be a taxable event, on which you will realize a taxable gain (or loss) to the extent that your tax basis in the shares is lower (or higher) than the redemption proceeds or the net asset value of the exchanged-for shares that you receive.

Receipt of Liquidating Distributions. A shareholder who has not redeemed or exchanged all of his, her or its Fund shares by the Liquidation Date (i.e., a Shareholder) will be treated as having sold his, her or its Fund shares held on that date for an amount equal to the Liquidating Distribution(s) the Shareholder receives. In that case, the Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s adjusted basis in those Fund shares and (b) the amount of such Liquidating Distribution(s). The gain or loss will be capital gain or loss if the Shareholder held the Fund shares as capital assets, and will be long-term if the Fund shares were held for more than one year on the Liquidation Date. If an individual or certain other non-corporate Shareholder realizes a long-term capital gain on the Fund’s liquidation, then the gain will be subject to federal income tax at the lower rates for net capital gain – a maximum of 15% for a single Shareholder with taxable income not exceeding $425,800 or $452,400 for married Shareholders filing jointly, and 20% for those Shareholders with taxable income exceeding those respective amounts. If a Shareholder realizes a loss on the transaction after having held Fund shares for six months or less, then the loss will be treated as a long-term capital loss for federal income tax purposes to the extent of the amount of any capital gain dividends the Shareholder received with respect to the shares.

Important Information for Qualified Plan Accounts. If a person owns Fund shares through a tax-deferred account, such as an individual retirement, 401(k) or 403(b) account (each, an “Account”), the redemption or exchange proceeds or Liquidating Distribution(s) (collectively, “Proceeds”) paid or distributed directly to the Account will not be subject to current income taxation. If such a person receives Proceeds outside of the Account, however, he or she must reinvest those Proceeds in another Account to avoid possible penalties and adverse federal income tax consequences. If Proceeds cannot be held by an Account and must be distributed, tax results will vary depending on each distributee’s status. Accordingly, an Account owner or beneficiary who receives a distribution from the Fund or the Account pursuant to a redemption, exchange, or the Fund’s liquidation should consult with his or her own tax advisers about the tax consequences to him or her, if any. Shareholders should also consult their tax advisers before initiating any exchange or redemption of Fund shares.

II.	Additional Information

Multiple Shareholders in a Household. If you are a member of a household in which multiple shareholders of the Fund share the same address, and the Fund or your broker or bank (for “street name” accounts) has received consent to household material, then the Fund or your broker or bank may have sent to your household only one copy of this Information Statement (the “Materials”), unless the Fund or your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of the Materials, the Fund will deliver promptly a separate copy of the Materials to you upon written or oral request. To receive a separate copy of the materials, or if you would like to receive a separate copy of future information statements, proxy statements, prospectuses or annual reports, please contact the Trust by writing to the Trust at 2401 Cedar Springs Road, Dallas, Texas 75201-1498 or by calling 1-888-GS-FUNDS (1-888-473-8637). On the other hand, if you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact the Trust at the telephone number or address stated above.

By Order of the Board of Trustees,

/s/ Matthew A. Wolfe
Chief Legal Officer and Secretary

January [10], 2018

APPENDIX A

SHAREHOLDERS OWNING BENEFICIALLY OR OF RECORD MORE THAN 5% OF THE

INFLATION PROTECTED BOND FUND

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Beneficially Owned as of December 15, 2017 (Percentage of shares owned rounded to the nearest whole percentage)
Inflation Protected Bond Fund Institutional Class	GuideStone Financial Resources Balanced Allocation Fund PO Box 2190 Dallas TX 75221-2190	5,424,541.515	45%
Inflation Protected Bond Fund Institutional Class	GuideStone Financial Resources MyDestination 2015 Fund PO Box 2190 Dallas TX 75221-2190	2,358,664.246	20%
Inflation Protected Bond Fund Institutional Class	GuideStone Financial Resources Conservative Allocation Fund PO Box 2190 Dallas TX 75221-2190	1,837,002.309	15%
Inflation Protected Bond Fund Institutional Class	GuideStone Financial Resources MyDestination 2025 Fund PO Box 2190 Dallas TX 75221-2190	1,741,423.734	14%
Inflation Protected Bond Fund Investor Class	GuideStone Church Retirement Plan PO Box 2190 Dallas TX 75221-2190	2,786,248.353	53%
Inflation Protected Bond Fund Investor Class	GuideStone 403(b)(9) Employer Plan PO Box 2190 Dallas TX 75221-2190	1,524,146.416	29%

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APPENDIX B

PLAN OF LIQUIDATION AND TERMINATION

GUIDESTONE FUNDS

Inflation Protected Bond Fund

THIS PLAN OF LIQUIDATION AND TERMINATION (“Plan”) is made by the GuideStone Funds (the “Trust”), a Delaware statutory trust that is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to the Inflation Protected Bond Fund (the “Fund”). The Fund, which commenced operations on June 26, 2009, was created pursuant to Article IV of the Trust’s Amended and Restated Trust Instrument dated September 13, 2005, as amended and restated May 1, 2017 (the “Trust Instrument”). The Trust was established pursuant to Chapter 38 of Title 12 of the Delaware Code entitled “Treatment of Delaware Statutory Trusts,” which sets forth requirements for the establishment or termination of series of a trust established thereunder.

RECITALS

A. Pursuant to Article XI, Section 4, of the Trust Instrument, subject to approval of the holders of a majority of the outstanding shares of the Trust, the Trust’s board of trustees (“Board,” and the members thereof, “Trustees”) may at any time dissolve any series of the Trust by selling and converting into money all or substantially all of the assets belonging to the affected series.

B. The Board, including its Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust, has unanimously made a determination with respect to the Fund that the liquidation and termination of the Fund is in the best interests of the Fund and its shareholders.

C. Based on the determination and the provision of the Trust Instrument described in Recital A, the Board has unanimously adopted this Plan, which it intends to be a plan of liquidation (within the meaning of section 562(b)(1)(B) of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder) of the Fund.

D. The Fund is a segregated portfolio of assets of the Trust, a “fund” as defined in section 851(g)(2) of the Code, and a “regulated investment company” as defined in section 851(a) thereof.

PROVISIONS

This Plan, as set forth below, shall be effective from a date determined by the officers of the Trust following the adoption of this Plan by the Board.

ARTICLE 1.  Liquidation and Termination; Trustees’ Powers

(a)        The Fund shall be liquidated in accordance with section 331 of the Code and shall be terminated, and its affairs shall be wound up, on or about February 9, 2018, or another date the Trust’s officers, with the advice of counsel, may determine (“Liquidation Date”).

(b)        Following the Liquidation Date, all powers of the Trustees under the Trust Instrument and the Trust’s by-laws shall continue with respect to the Fund.

ARTICLE 2.  Filings with Governmental Authorities

The appropriate persons shall be authorized to (a) file with the SEC any supplement and/or regulatory filing in connection with the implementation of this Plan, (b) file for and obtain any necessary tax clearance certificates and/or other documents required from the State of Delaware and any other applicable governmental authority for the Fund, and (c) timely file any other documents required by any such authority, including Internal Revenue Service Form 966 (“Corporate Dissolution or Liquidation”).

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ARTICLE 3.  Liquidation Procedures

(a)        By the Liquidation Date, the Fund shall (1) sell all its assets for cash, convert them to cash equivalents or permit them to mature, and pay, or make reasonable provision to pay, all its existing liabilities, debts, and obligations, including necessary expenses of its liquidation and termination, and (2) obtain such releases, indemnities, and refunding and other agreements as the Board deems necessary for its protection.

(b)        On the Liquidation Date, each shareholder’s interest in the Fund shall be fixed, the Fund’s books shall be closed, and the Fund shall distribute its remaining assets, in cash or cash equivalents (provided that, if necessary in the judgment of the Trust’s officers, a second distribution in cash or cash equivalents shall be made for the Fund as soon as reasonably practicable thereafter) to its shareholders of record as of the close of business on the Liquidation Date (each, a “Shareholder”) in redemption and cancellation of their Fund shares. The amount of the liquidating distribution(s) to each Shareholder shall be in proportion to the number of Fund shares held thereby on the Liquidation Date.

(c)        Following the Liquidation Date, if the Fund receives any cash or becomes entitled to receive any other asset(s) that can be converted to cash -- which the Treasurer of the Trust shall so convert as soon as practicable after receipt -- that it had not previously recorded on its books, all such cash shall be disbursed pro rata to the Shareholders; provided, however, that the Fund shall not be required to disburse to the Shareholders any cash that the Treasurer of the Trust determines to be de minimis after taking into account all expenses associated with effecting the disbursement thereof. Any such cash determined to be de minimis shall be, at the discretion of the Treasurer of the Trust, either: (i) distributed proportionately among the remaining series of the Trust based on the net assets of each series as of the close of business on a date specified by the Treasurer of the Trust; or (ii) donated to a charitable organization, to the extent consistent with applicable law, rule or regulation.

ARTICLE 4.  Amendment of this Plan

The Board may authorize variations from, or amendments to, the provisions of this Plan (other than the terms of the liquidating distribution(s)) that it deems necessary or appropriate to effect such distribution(s) and the Fund’s liquidation and termination.

ARTICLE 5.  Expenses

The Fund shall bear the expenses incurred in connection with carrying out this Plan, including the cost of liquidating its assets and terminating its existence.

Dated:  November 9, 2017

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